Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2022, in post-effective Amendment No.1 to the Registration Statement (Form S-1 No. 333-259751) and related Prospectus of eFFECTOR Therapeutics, Inc. for the registration of up to 47,176,070 shares of its common stock and up to 6,015,000 warrants to purchase shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

March 17, 2022